UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph J. Grano, Jr.

On May 20, 2014, Premier Alliance Group, Inc. (the “Company”) appointed Joseph J. Grano, Jr. to serve as Chief Executive Officer of the Company. Mr. Grano also currently serves as the Chairman of the Company’s Board of Directors. Kent Anson, the Company’s former Chief Executive Officer, was appointed to serve as President of the Energy and Controls division of the Company.  Effective May 22, 2014 Kent Anson resigned as a Director for the Company.

Mr. Grano, 66, has been the non-executive Chairman of the board of the Company since January 1, 2013.  In addition Mr. Grano has been the Chairman and Chief Executive Officer of Centurion Holdings since 2004. From 2000 to 2004 he was the Chief Executive Officer of UBS Financial Services (formerly UBS PaineWebber) and was also named the Chairman in 2001. Mr. Grano is a former Chairman of the NASD Board of Governors; member of the NASD’s Executive Committee; and was appointed in 2002 by President George W. Bush to serve as Chairman of the Homeland Security Advisory Council. He began his Wall Street career with Merrill Lynch after serving in Vietnam as a member of the U. S. Special Forces (Green Berets). Mr. Grano holds Honorary Doctor of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York, and Central Connecticut State University. In addition he holds an Honorary Doctor of Business Administration degree from the University of New Haven.

In conjunction with his appointment as the Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Grano (the “Grano Employment Agreement”), which provides for a term of three years. Pursuant to the terms of the Grano Employment Agreement, the Company has agreed to pay Mr. Grano a base salary of $500,000 annually. Mr. Grano shall also be eligible for a minimum guaranteed annual bonus of $500,000 and was issued an option to purchase an aggregate of 2,000,000 shares of the Company’s common stock, which will vest one third immediately, one-third after one year and one-third after two years.

There are no other arrangements or understandings between Mr. Grano and any other person pursuant to which Mr. Grano was appointed as Chief Executive Officer of the Company. Mr. Grano has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Brian King

On May 20, 2014, the Company appointed Brian King to serve as Chief Operating Officer of the Company. Mark Elliott, the Company’s former Chief Operating Officer, was appointed to serve as the Chief Administrative Officer of the Company.

Mr. King, 61, has over thirty years of entrepreneurial and management experience in small and mid-cap public and private enterprises. From 2009 through 2012, Mr. King served as the Chief Executive Officer and Director of Ecological LLC, which was acquired by the Company in 2012.  From 2004 to 2007, he served as Chief Executive Officer of United Energy Corp., which develops and markets specialty chemicals. From 1996 to 2003, he held key senior executive positions at Concord Camera Corp. in product development, manufacturing, marketing, investor relations, business development and corporate governance including Chief Operating Officer. Mr. King has taught marketing, management and economic courses at Mercy College, Southern College, St. Francis College, Elizabeth Seton College and Westchester Community College. Mr. King received a Bachelor of Science in Psychology from the University of Maryland and a Masters in Business Administration from Long Island University.

There are no other arrangements or understandings between Mr. King and any other person pursuant to which Mr. King was appointed as Chief Operating Officer of the Company. Mr. King has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release on May 20, 2014 announcing the changes to its executive team as disclosed in this Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment Agreement, dated as of May 20, 2014, by and between Premier Alliance Group, Inc. and Joseph J. Grano, Jr., Chief Executive Officer.

10.2	Press release dated as of May 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: May 22, 2014	By:	/s/ Ken Smith
Ken Smith
Chief Financial Officer